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As filed with the Securities and Exchange Commission on November 15, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EPIQ SYSTEMS, INC.
(Exact Name of Registrant in Its Charter)

Missouri (State or other jurisdiction of incorporation or organization)	48-1056429 (I.R.S. Employer Identification Number)

501 Kansas Avenue, Kansas City, Kansas 66105-1300
(Address of Principal Executive Offices) (Zip Code)

ELECTRONIC PROCESSING, INC.
(Former name of Registrant)

EPIQ SYSTEMS, INC.
1995 STOCK OPTION PLAN
(Full title of the plan)

Tom W. Olofson
Chairman and Chief Executive Officer
EPIQ Systems, Inc.
501 Kansas Avenue, Kansas City, Kansas 66105-1300
(Name and address of agent for service)
 (913) 621-9500
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Options to Purchase Common Stock	1,200,000 shares

Common Stock	1,200,000 shares	$16.50	$19,800,000	$1,821.60

(1)
This registration statement also covers any additional shares of common stock issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction that occurs without the receipt of consideration and that increases the number of our outstanding shares of common stock.

(2)
Estimated for the purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, and based on the average of the high and low prices of our common stock reported on the Nasdaq National Market on November 11, 2002.

EXPLANATORY NOTES

        This Registration Statement registers 1,200,000 shares of common stock of EPIQ Systems, Inc. (the "Company") that are available for issuance upon the exercise of stock options granted under the Company's 1995 Stock Option Plan, as amended (the "Plan"). The Company has previously filed two Registration Statements on Form S-8, Registration No. 333-30847 and Registration No. 333-57952, for the registration of 405,000 and 795,000 shares of common stock, respectively, available for issuance under the Plan. The shareholders of the Company have approved an amendment to the Plan to increase the number of shares available for grant thereunder to 3,000,000 shares.

        As of the date of filing this Registration Statement, of the aggregate of 3,000,000 shares of common stock (and related options) registered pursuant to this Registration Statement and the other two Registration Statements, an aggregate of 1,741,290 shares relate to options that have been granted under the Plan, but not exercised; 813,326 shares relate to options available for future grants under the Plan; and 445,384 shares (covered by the original Registration Statement) relate to options previously exercised under the Plan.

        Except as otherwise noted, all share and option references have been adjusted to reflect the two separate 3-for-2 stock splits, each effected as a 50% stock dividend paid by the Company on February 23, 2001 and November 30, 2001, respectively.

        AS PERMITTED BY THE RULES OF THE SECURITIES AND EXCHANGE COMMISSION, THIS REGISTRATION STATEMENT OMITS THE INFORMATION SPECIFIED IN PART I OF FORM S-8.

Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

        The following documents, all of which have been previously filed by the Company with the Securities and Exchange Commission under the Securities Exchange Act of 1934, are incorporated by reference into this Registration Statement:

  1.
  The description of the Company's common stock contained in the Company's registration statement on Form 8-A.

  2.
  The Company's Current Report on Form 8-K/A, as filed with the SEC on December 17, 2001.

  3.
  The Company's Annual Report on Form 10-K for the year ended December 31, 2001.

  4.
  The Company's definitive proxy statement, as filed with the SEC on April 26, 2002.

  5.
  The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.

  6.
  The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.

  7.
  The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.

  8.
  The Company's Current Report on Form 8-K as filed with the SEC on September 6, 2002.

        All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment that indicates that all securities offered hereunder have been sold or that deregisters all of the securities offered then remaining unsold, are incorporated herein by reference and are a part hereof from the date of filing such documents.

Item 6.    Indemnification of Directors and Officers

        Pursuant to the Missouri General and Business Corporations Law, the Company's bylaws provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Company, by reason of the fact that he is or was a director, officer, employee or agent of the Company (or is or was serving at the request of the Company as a director, officer, trustee or in any other comparable position of another entity) against all liabilities and expenses, including, without limitation, attorneys' fees, judgments, fines and amounts paid in settlement (provided that such settlement and all amounts paid in connection therewith are approved in advance by the Company in accordance with the bylaws), ERISA excise taxes or penalties or other expenses actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; provided that the Company will not be required to indemnify or advance any expenses in connection with any action, suit or proceeding initiated by such person (including, without limitation, any cross-claim or counterclaim) to any such person unless the initiation of such action, suit or proceeding was authorized by the Board of Directors or as otherwise provided in the Company's bylaws.

        The Company's bylaws also provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Company (or is or was serving at the request of the Company as a director, officer, trustee or in any other comparable position of another entity) against amounts paid in settlement thereof (provided that such settlement and all amounts paid in connection therewith are approved in advance by the Company in accordance with the bylaws) and all expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense of settlement of the action, suit or proceeding (including, without limitation, the investigation, defense, settlement or appeal of the action, suit or proceeding) if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company; provided that no indemnification shall be made in respect of any such claim, issue or matter as to which the person shall have been adjudged to be liable for negligence or misconduct in the performance of the person's duties to the Company except as otherwise set forth in the Company's bylaws.

        Any indemnification with regard to the foregoing, unless ordered by a court, shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the person is proper in the circumstances because he has met the applicable standard of conduct set forth in the bylaws. The determination shall be made by a majority vote of a quorum of disinterested directors, of if such quorum is not attainable, or even if obtainable, at the direction of a quorum of disinterested directors, by independent legal counsel in a written opinion or by the shareholders.

        The Company's bylaws also provide that expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of the action, suit or proceeding as authorized by the Board in the specific case upon receipt of an undertaking by or on behalf of the person to repay such amounts unless it shall be ultimately determined that he is entitled to be indemnified by the Company as authorized in the bylaws.

        The indemnification discussed in this section is not exclusive of any other rights the party seeking indemnification may have. The Company also maintains directors and officers liability insurance on its directors and executive officers.

Item 8.    Exhibits

Exhibit No.	Description
4.1	Restated Articles of Incorporation.*
4.2	By-Laws, as amended to date.[1]
5.1	Opinion of Gilmore & Bell, P.C.*
23.1	Consent of Gilmore & Bell, P.C. included in Exhibit 5.1.
23.2	Consent of Deloitte & Touche LLP, Independent Auditors.*
23.3	Consent of Deloitte & Touche LLP, Independent Auditors of ROC Technologies, Inc.*
23.4	Consent of BKD, LLP, Independent Auditors.*
24.1	Power of Attorney (included on the signature page hereof).

*
Filed herewith.

1
Incorporated by reference and previously filed as an exhibit to the Company's quarterly report on Form 10-Q for the quarter ended March 31, 2001, filed with the Securities and Exchange Commission on May 11, 2001.

Item 9.    Undertakings

        The Company hereby undertakes:

        (1)    To file, during any period in which offers or sales of securities are made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

        (2)    That for determining liability under the Securities Act of 1933, each post-effective amendment to this Registration Statement and each filing of the Company's annual report, will be deemed a new registration statement of the securities offered, and the offering of the securities at that time will be deemed to be the initial bona fide offering.

        (3)    To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the Company's By-Laws, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission that indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities arising under the Securities Act of 1933 (other than the payment by us of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by that director, officer or controlling person in connection with the securities that the Company is registering, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether the indemnification by the Company is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of that issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it will meet all of the requirements for filing on Form S-8 and has authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Kansas, on this 15th day of November, 2002.

EPIQ SYSTEMS, INC.
By:	/s/ TOM W. OLOFSON Tom W. Olofson Chairman and Chief Executive Officer

POWER OF ATTORNEY

        We, the undersigned officers and directors of EPIQ Systems, Inc., severally constitute Tom W. Olofson, or Elizabeth M. Braham, in the order named, our true and lawful attorney-in-fact with full power to each, to sign for us and in our names in the capacities indicated below, this Registration Statement and any and all subsequent amendments to this Registration Statement, and generally to do all things in our names and on our behalf in our capacities as officers and directors to enable EPIQ Systems, Inc. to comply with all requirements of the Securities and Exchange Commission.

        In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Name & Title	Date
/s/ TOM W. OLOFSON	Tom W. Olofson Chairman, Chief Executive Officer and Director (Principal Executive Officer)	November 15, 2002
/s/ CHRISTOPHER E. OLOFSON	Christopher E. Olofson President, Chief Operating Officer and Director	November 15, 2002
/s/ ELIZABETH M. BRAHAM	Elizabeth M. Braham Vice President and Chief Financial Officer (Principal Financial Officer)	November 15, 2002
/s/ MICHAEL A. RIDER	Michael A. Rider Controller and Chief Accounting Officer (Principal Accounting Officer)	November 15, 2002
/s/ ROBERT C. LEVY	Robert C. Levy Director	November 15, 2002
/s/ W. BRYAN SATTERLEE	W. Bryan Satterlee Director	November 15, 2002
/s/ EDWARD M. CONNOLLY, JR.	Edward M. Connolly, Jr. Director	November 15, 2002

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

EXHIBITS
TO
REGISTRATION STATEMENT
ON
FORM S-8
UNDER THE SECURITIES ACT OF 1933

EPIQ SYSTEMS, INC.

EXHIBIT INDEX

Exhibit No.	Description
4.1	Restated Articles of Incorporation.*
4.2	By-Laws, as amended to date.[1]
5.1	Opinion of Gilmore & Bell, P.C.*
23.1	Consent of Gilmore & Bell, P.C. included in Exhibit 5.1.
23.2	Consent of Deloitte & Touche LLP, Independent Auditors.*
23.3	Consent of Deloitte & Touche LLP, Independent Auditors of ROC Technologies, Inc.*
23.4	Consent of BKD, LLP, Independent Auditors.*
24.1	Power of Attorney (included on the signature page hereof).

*
Filed herewith.

1
Incorporated by reference and previously filed as an exhibit to our quarterly report on Form 10-Q for the quarter ended March 31, 2001 filed with the Securities and Exchange Commission on May 11, 2001.

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Part II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
EXHIBIT INDEX